Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Hamptons Luxury Homes, Inc. of the Report of Independent Registered Public Accounting Firm, dated March 14, 2007, of this firm which appears in the Annual Report on Form 10-KSB of Hamptons Luxury Homes, Inc. for the year ended December 31, 2007.

/s/ Most & Company, LLP

Most & Company, LLP

New York, New York

July 18, 2008